UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

Synergy CHC Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-55098	99-0379440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

865 Spring Street, Westbrook, ME	04092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 939-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2015 (the “Closing Date”), we entered into a Contribution Agreement with Hand MC Corp., a Delaware corporation, whereby we contributed to Hand MD Corp. 2,142,857 shares of our common stock in exchange for 50% of Hand MD Corp.’s outstanding capital securities. Simultaneously, Hand MD, LLC, a California limited liability company, entered into a Contribution Agreement with Hand MD Corp., the principal owners of Hand MD, LLC, and us whereby Hand MD LLC contributed to Hand MD Corp. all of its right, title and interest in its intellectual property associated with skincare, nail care and nail polish products (the “Hand MD Business”) in exchange for the other 50% of Hand MD Corp.’s outstanding capital securities. In the Contribution Agreement among Hand MD Corp., Hand MD, LLC, the principal owners of Hand MD, LLC and us, Hand MD, LLC and its principal owners agreed to not compete or solicit customers or employees for five years. As part of the transaction, we also purchased from Hand MD Corp. all inventory related to the Hand MD Business for approximately $97,000.

We also entered into a license agreement with Hand MD Corp. on August 18, 2015, whereby we acquired the exclusive worldwide license to commercialize Hand MD Corp. skincare products and all improvements thereto. The license runs in perpetuity unless earlier terminated. We will pay Hand MD Corp. a royalty of 5% of the net sales price of product sold, transferred or otherwise disposed of by us, as well as 5% of any amount we receive from sublicensees, subject to a minimum royalty of $250,000 in the second year of the license and $500,000 in the third year of the license, after which the minimum royalty terminates. We are solely responsible for any regulatory and intellectual property filings, including those necessary to maintain regulatory approvals for the licensed products. Either we or Hand MD Corp. can terminate the agreement in the event of bankruptcy or insolvency of the other party, or the uncured material breach of the agreement by the other party. Upon termination we would be entitled to sell any inventory of licensed product in the normal course of business and consistent with sales of licensed product during the term of the agreement.

The Contribution Agreements and the License Agreement contain customary representations and warranties and covenants by the respective parties.

We also entered into a Consulting Agreement on August 18, 2015, with Kara Harshbarger, the co-founder of Hand MD, LLC, pursuant to which she will provide marketing and sales related services. We will pay Ms. Harshbarger $10,000 a month for one year unless the Consulting Agreement is terminated earlier by either party. If we terminate the Consulting Agreement without cause, we will be obligated to pay the remaining term of the Agreement. Ms. Harshbarger agreed not to compete with us in the United States in any marketing or sales of skincare, nail polish and nail care products during the term of the Consulting Agreement and for 12 months after its termination. Ms. Harshbarger also agreed not to solicit customers or employees for the same period.

The foregoing descriptions of the Contribution Agreements, the License Agreement and the Consulting Agreement are not complete and are qualified in their entirety by reference to the Contribution Agreements, the License Agreement and the Consulting Agreement, which are filed as Exhibits 10.9, 10.10, 10.11 and 10.12, respectively, to this Current Report on Form 8-K, and are incorporated into this report by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 of this Report is incorporated herein by reference.

Audited abbreviated financial statements of the Hand MD Business as of December 31, 2013 and 2014 and for the years ended December 31, 2013 and 2014 and unaudited abbreviated financial statements of the Hand MD Business as of June 30, 2015 and for the six months ended June 30, 2014 and 2015, and the unaudited pro forma balance sheet of our company as of June 30, 2015, and the unaudited pro forma financial statements of our company for the year ended December 31, 2014 and the six months ended June 30, 2015 as if the acquisition of the Hand MD Business had occurred at the beginning of each of those respective periods, are expected to be filed by amendment to this Current Report on Form 8-K not later than November 3, 2015.

Item 3.02. Unregistered Sale of Equity Securities.

The information regarding the issuance of 2,142,857 shares of our common stock to Hand MD Corp. in Item 1.01 of this Report is incorporated herein by reference. The shares of common stock issued to Hand MD Corp. were sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof. The 2,142,857 shares of our common stock issued to Hand MD Corp. may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws.

Item 8.01 Other Events.

On August 19, 2015, we issued a press release announcing the investment in Hand MD Corp. and the License Agreement with Hand MD Corp. A copy of the press release is attached hereto as Exhibit 99.1.

On August 20, 2015, we issued a press release announcing that Al Baumeler had been named EVP Sales & Marketing (Retail). A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.9	Contribution Agreement, dated August 18, 2015, by and between Synergy CHC Corp. and Hand MD Corp.

10.10	Contribution Agreement, dated August 18, 2015, by and among Hand MD, LLC, Kara Harshbarger, Alex Khadavi, Afshin Shergani, Synergy CHC Corp. and Hand MD Corp.

10.11	Intellectual Property License Agreement, dated August 18, 2015, between Synergy CHC Corp. and Hand MD Corp.

10.12	Consulting Agreement, dated August 18, 2015, between Synergy CHC Corp. and Kara Harshbarger.

99.1	Press release dated August 19, 2015.

99.2	Press release dated August 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY CHC CORP.

Date: August 21, 2015	/s/ Jack Ross
Jack Ross
President and Chief Executive Officer